Exhibit 99.1

Press Release

Financial and Investor Contact:
Eric Slusser
770-951-6101
eric.slusser@gentiva.com
or     John Mongelli
770-951-6496
john.mongelli@gentiva.com

Media Contact:
Scott Cianciulli
Brainerd Communicators
212-986-6667
cianciulli@braincomm.com

Gentiva® Health Services Reports Fourth Quarter and Full-Year 2013 Results

ATLANTA, GA, March 4, 2014 -- Gentiva Health Services, Inc. (NASDAQ: GTIV), one of the largest providers of home health, hospice and community care services in the United States, today reported fourth quarter and full-year 2013 results.

Gentiva acquired Harden Healthcare Holdings, Inc. ("Harden") on October 18, 2013. The Company's fourth quarter and full-year 2013 results included Harden's financial results from its acquisition date.

Additionally, during the fourth quarter of 2013, the Company announced a corporate restructuring initiative, referred to as "One Gentiva", to better align its home health, hospice and community care businesses under a common regional management structure and streamline the Company's management organization to meet reimbursement challenges. The corporate restructuring resulted in the closure of 46 branches during the fourth quarter of 2013. Additionally, the Company consolidated 31 overlapping branches as part of the integration of the Harden acquisition.

Full-year 2013 financial highlights include:

•	Total net revenues of $1.73 billion.

•
Loss attributable to Gentiva shareholders per diluted share of $18.75, including the impact of charges associated with the Company's One Gentiva initiative and the Harden acquisition, and an impairment of the Company's goodwill and other long-lived assets.

•	Adjusted income attributable to Gentiva shareholders per diluted share of $0.42.

•	Adjusted EBITDA of $135.0 million.

Fourth quarter 2013 financial highlights include:

▪
Total net revenues of $486.1 million, an increase of 14% compared to $425.0 million for the quarter ended December 31, 2012. Net revenues included home health episodic revenues of $225.9 million, an increase of 8% compared to $209.8 million in the 2012 fourth quarter. Hospice revenues were $180.8 million, a decrease of 3% compared to $187.3 million in the 2012 fourth quarter. Community Care revenues were $45.6 million from the Harden acquisition date through year-end 2013.

▪
Net loss attributable to Gentiva shareholders of $401.9 million, or $11.46 per diluted share, compared to net income of $8.6 million, or $0.28 per diluted share, for the fourth quarter of 2012. During the fourth quarter of 2013, the Company recorded non-cash impairment charges of $386.1 million based on an impairment of the Company's goodwill and other long-lived assets that was performed during the quarter.

▪
Adjusted loss attributable to Gentiva shareholders of $4.9 million, compared with income of $9.7 million in the comparable 2012 period. On a diluted per share basis, adjusted loss attributable to Gentiva shareholders was $0.14 for the fourth quarter of 2013 as compared to adjusted income attributable to Gentiva shareholders of $0.31 for the fourth quarter of 2012.

▪
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) was $21.6 million in the fourth quarter of 2013 as compared to $44.2 million in the fourth quarter of 2012. Adjusted EBITDA as a percentage of net revenues was 4.4% in the fourth quarter of 2013 versus 10.4% in the prior year period.

Adjusted (loss) income attributable to Gentiva shareholders and Adjusted EBITDA exclude charges related to restructuring, legal settlements, acquisition and integration activities, losses on closed locations and other special items.

Highlights for the full-year 2013 include:

▪
Total net revenues of $1.73 billion, an increase of 1% compared to $1.71 billion for the prior year period. Net revenues included home health episodic revenues of $846.9 million, an increase of 2% as compared to $834.2 million in the comparable 2012 period. Hospice revenues were $715.2 million, a decrease of 6% compared to $764.8 million in the comparable 2012 period. Community Care revenues were $45.6 million from the Harden acquisition date through year-end 2013.

▪
Net loss attributable to Gentiva shareholders of $599.0 million, or $18.75 per diluted share, compared to net income of $26.8 million, or $0.87 per diluted share, in the prior year period. For the full-year 2013, the Company recorded non-cash impairment charges of $610.4 million based on impairment of the Company's goodwill and other long-lived assets.

▪
Adjusted income attributable to Gentiva shareholders of $13.8 million, compared with $37.7 million in the 2012 period. On a diluted per share basis, adjusted income attributable to Gentiva shareholders was $0.42 for 2013 as compared with $1.23 in the corresponding period of 2012.

▪
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) was $135.0 million as compared to $180.5 million in the 2012 period. Adjusted EBITDA as a percentage of net revenues was 7.8% versus 10.5% in the prior year period.

Cash Flow and Balance Sheet Highlights

During the fourth quarter of 2013, Gentiva entered into a new $925 million senior secured credit facility as part of the Harden transaction. The Company used the new credit facility and available cash to fund the cash portion of the Harden purchase price during the fourth quarter of 2013.

At December 31, 2013, the Company reported cash and cash equivalents of $87.0 million, down from $183.3 million at September 30, 2013. Total outstanding debt was $1.18 billion as of December 31, 2013, compared to $910.2 million at September 30, 2013. Total Company days sales outstanding, or DSO’s, was 49 days at December 31, 2013, down from 50 days at September 30, 2013.

For the fourth quarter of 2013, net cash provided by operating activities was $18.5 million, compared to $51.3 million in the prior year period. Free cash flow was $13.7 million for the fourth quarter of 2013, compared to $48.8 million in the prior year period.

Full-year 2013 free cash flow was $18.0 million. Free cash flow is calculated as net cash provided by operating activities less capital expenditures.

Full-Year 2014 Outlook Comments

For 2014, Gentiva expects full-year net revenues to be in the range of $1.9 billion to $2.1 billion and adjusted income attributable to Gentiva shareholders to be in the range of $0.85 to $1.15 on a diluted per share basis.

Gentiva's 2014 outlook includes the full-year impact of its Harden acquisition and the final 2014 Medicare home health and hospice reimbursement rates issued by the Centers for Medicare and Medicaid Services (CMS). The 2014 outlook excludes any ongoing losses from closed locations as the operations are wound down.

Non-GAAP Financial Measures

The information provided in this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those historical measures to the most directly comparable GAAP measures.

A reconciliation of adjusted income attributable to Gentiva shareholders to net income, the most directly comparable GAAP measure, is not accessible on a forward-looking basis without unreasonable effort due to the inherent difficulties in predicting the costs of restructuring, legal settlements and merger and acquisition activities, the results of discontinued operations and the impact of any future acquisitions or divestitures, which can fluctuate significantly and may have a significant impact on net income.

Conference Call and Webcast Details

The Company will comment further on its fourth quarter and full-year 2013 results during its conference call and live webcast to be held today, Tuesday, March 4, 2014 at 9:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-2408 and reference call #71298142. The webcast is an audio-only, one-way event. Webcast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the webcast. A replay of the call will be available on March 4 and will remain available continuously through March 11. To listen to a replay of the call from the United States, Canada or international locations dial (800) 585-8367 or

(404) 537-3406 and enter the following PIN at the prompt: 71298142. Visit http://investors.gentiva.com/events.cfm to access the webcast archive. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call will be posted on the Company’s website.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is one of the nation's largest providers of home health, hospice and community care services, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; and other therapies and services. GTIV-G

(unaudited tables and notes follow)

Gentiva Health Services, Inc. and Subsidiaries
Condensed Consolidated Financial Statements and Supplemental Information
(Unaudited)

(in 000's, except per share data)	4th Quarter		Fiscal Year
	2013	2012	2013	2012
Condensed Statements of Comprehensive (Loss) Income
Net revenues	$486,137	$425,017	$1,726,644	$1,712,804
Cost of services sold	281,182	229,254	942,180	908,741
Gross profit	204,955	195,763	784,464	804,063
Selling, general and administrative expenses	(219,082)	(156,924)	(701,716)	(655,766)
Goodwill, intangibles and other long-lived asset impairment	(386,116)	—	(610,436)	(19,132)
Gain on sale of businesses	—	2,567	—	8,014
Interest income	638	650	2,704	2,661
Interest expense and other	(44,239)	(23,546)	(113,088)	(92,608)
(Loss) income before income taxes and equity in net loss of CareCentrix	(443,844)	18,510	(638,072)	47,232
Income tax benefit (expense)	42,022	(6,373)	39,565	(17,251)
Equity in net loss of CareCentrix	—	(3,307)	—	(2,301)
Net (loss) income	(401,822)	8,830	(598,507)	27,680
Less: Net income attributable to noncontrolling interests	(62)	(260)	(487)	(884)
Net (loss) income attributable to Gentiva shareholders	$(401,884)	$8,570	$(598,994)	$26,796

Total comprehensive (loss) income	$(401,822)	$8,830	$(598,507)	$27,680

Earnings per Share
Net (loss) income attributable to Gentiva shareholders:
Basic	$(11.46)	$0.28	$(18.75)	$0.88
Diluted	$(11.46)	$0.28	$(18.75)	$0.87

Weighted average shares outstanding:
Basic	35,054	30,548	31,954	30,509
Diluted	35,054	30,891	31,954	30,687

(in 000's)
Condensed Balance Sheets
ASSETS	Dec 31, 2013	Dec 31, 2012
Cash and cash equivalents	$86,957	$207,052
Accounts receivable, net (A)	289,905	251,080
Deferred tax assets	28,153	12,263
Prepaid expenses and other current assets	64,746	45,632
Total current assets	469,761	516,027

Notes receivable from CareCentrix	28,471	28,471
Fixed assets, net	49,375	41,414
Intangible assets, net	256,282	193,613
Goodwill	390,081	656,364
Other assets	68,647	75,045
Total assets	$1,262,617	$1,510,934

LIABILITIES AND EQUITY
Current portion of long-term debt	$45,325	$25,000
Accounts payable	15,659	13,445
Payroll and related taxes	64,857	45,357
Deferred revenue	43,864	37,444
Medicare liabilities	23,894	27,122
Obligations under insurance programs	82,634	56,536
Accrued nursing home costs	22,219	18,428
Other accrued expenses	77,018	66,567
Total current liabilities	375,470	289,899

Long-term debt	1,124,432	910,182
Deferred tax liabilities, net	9,825	42,165
Other liabilities	53,084	33,988
Total equity	(300,194)	234,700
Total liabilities and equity	$1,262,617	$1,510,934

Common shares outstanding	36,375	30,748

(A) Accounts receivable, net included an allowance for doubtful accounts of $10.7 million and $8.8 million at December 31, 2013 and December 31, 2012, respectively.

(in 000's)
	Fiscal Year
Condensed Statements of Cash Flows	2013		2012
OPERATING ACTIVITIES:
Net (loss) income	$(598,507)		$27,680
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	20,110		26,580
Amortization of debt issuance costs	14,715		13,761
Write-off of debt issuance costs	16,085	—	—
Provision for doubtful accounts	6,730		4,066
Equity-based compensation expense	8,210		7,645
Windfall tax benefits associated with equity-based compensation	(119)		(88)
Goodwill, intangibles and other long-lived asset impairment	610,436		19,132
Gain on sale of businesses, net	—		(8,014)
Equity in net loss of CareCentrix	—		2,301
Deferred income tax (benefit) expense	(36,660)		23,513
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	910		34,882
Prepaid expenses and other current assets	(17,966)		(15,447)
Current liabilities	7,163		(15,979)
Other, net	5,998		5,936
Net cash provided by operating activities	37,105		125,968

INVESTING ACTIVITIES:
Purchase of fixed assets	(19,075)		(11,779)
Proceeds from sale of businesses, net of cash transferred	508		9,220
Proceeds from the sale of assets	203		—
Acquisition of businesses, net of cash acquired	(359,435)		(22,335)
Net cash used in investing activities	(377,799)		(24,894)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	3,231		3,980
Windfall tax benefits associated with equity-based compensation	119		88
Proceeds from issuance of debt	817,525		—
Borrowings under revolving credit facility	27,000		—
Payment of contingent consideration accrued at acquisition date	(1,675)	—	—
Repayment of long-term debt	(610,182)		(52,943)
Repurchase of common stock	—		(4,974)
Debt issuance costs	(15,187)		(4,125)
Minority interest capital contribution	1,600	—	—
Distribution to minority interests	(750)	—	(825)
Other	(1,082)		(135)
Net cash provided by (used in) financing activities	220,599		(58,934)

Net change in cash and cash equivalents	(120,095)		42,140
Cash and cash equivalents at beginning of period	207,052		164,912
Cash and cash equivalents at end of period	$86,957		$207,052

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$75,880		$78,783
Income taxes paid	$1,057		$4,375

	Fiscal Year
A reconciliation of Free cash flow to Net cash provided by operating activities follows:	2013		2012
Net cash provided by operating activities	$37,105		$125,968
Less: Purchase of fixed assets	(19,075)		(11,779)
Free cash flow	$18,030		$114,189

(in 000's)
Supplemental Information	4th Quarter		Fiscal Year
	2013	2012	2013	2012
Segment Information (2)
Net revenues
Home Health	$259,707	$237,698	$965,848	$948,019
Hospice	180,824	187,319	715,190	764,785
Community Care	45,606	—	45,606	—
Total net revenues	$486,137	$425,017	$1,726,644	$1,712,804

Operating contribution (4)
Home Health	$21,782	$30,918	$113,809	$125,445
Hospice	2,587	30,707	78,810	133,133
Community Care	6,385	—	6,385	—
Total operating contribution	30,754	61,625	199,004	258,578

Corporate administrative expenses	(38,703)	(17,580)	(96,146)	(83,700)
Goodwill, intangibles and other long-lived asset impairment (5)	(386,116)	—	(610,436)	(19,132)
Depreciation and amortization	(6,178)	(5,206)	(20,110)	(26,581)
Gain on sale of businesses (6)	—	2,567	—	8,014
Interest expense and other, net (7)	(43,601)	(22,896)	(110,384)	(89,947)
(Loss) income before income taxes and equity in net loss of CareCentrix	$(443,844)	$18,510	$(638,072)	$47,232

Home Health operating contribution margin %	8.4%	13.0%	11.8%	13.2%
Hospice operating contribution margin %	1.4%	16.4%	11.0%	17.4%
Community Care operating contribution margin %	14.0%	—%	14.0%	—%

	4th Quarter		Fiscal Year
Net Revenues by Major Payer Source:	2013	2012	2013	2012
Medicare
Home Health	$209,647	$187,291	$787,333	$749,042
Hospice	169,104	176,524	667,901	715,514
Total Medicare	378,751	363,815	1,455,234	1,464,556
Medicaid and local government	62,242	17,551	116,607	74,424
Commercial insurance and other:
Paid at episodic rates	16,235	22,472	59,557	85,200
Other	28,909	21,179	95,246	88,624
Total commercial insurance and other	45,144	43,651	154,803	173,824
Total net revenues	$486,137	$425,017	$1,726,644	$1,712,804

	4th Quarter		Fiscal Year
A reconciliation of Adjusted EBITDA to Net (loss) income attributable to Gentiva shareholders follows:	2013	2012	2013	2012
Adjusted EBITDA (3)	$21,571	$44,246	$134,962	$180,548
Cost savings, restructuring, legal settlement and acquisition and integration costs (4)	(24,955)	(201)	(27,539)	(5,670)
Impact of closed locations	(4,565)	—	(4,565)	—
Goodwill, intangibles and other long-lived asset impairment (5)	(386,116)	—	(610,436)	(19,132)
Gain on sale of businesses (6)	—	2,567	—	8,014
EBITDA (4)	(394,065)	46,612	(507,578)	163,760
Depreciation and amortization	(6,178)	(5,206)	(20,110)	(26,581)
Interest expense and other, net (7)	(43,601)	(22,896)	(110,384)	(89,947)
(Loss) income before income taxes and equity in net loss of CareCentrix	(443,844)	18,510	(638,072)	47,232
Income tax benefit (expense) (8)	42,022	(6,373)	39,565	(17,251)
Equity in net loss of CareCentrix	—	(3,307)	—	(2,301)
Net (loss) income	(401,822)	8,830	(598,507)	27,680
Less: Net income attributable to noncontrolling interests	(62)	(260)	(487)	(884)
Net (loss) income attributable to Gentiva shareholders	$(401,884)	$8,570	$(598,994)	$26,796

A reconciliation of Adjusted (loss) income attributable to Gentiva shareholders to Net (loss) income (all items presented are net of tax): (3)

	4th Quarter		Fiscal Year
	2013	2012	2013	2012

Adjusted (loss) income attributable to Gentiva shareholders	$(4,901)	$9,686	$13,757	$37,679
Cost savings, restructuring, legal settlement and acquisition and integration costs (4)	(16,277)	(139)	(17,847)	(3,385)
Goodwill, intangibles and other long-lived asset impairment (5)	(366,453)	—	(580,651)	(11,352)
Impact of closed locations	(2,442)	—	(2,442)	—
Gain on sale of businesses (6)	—	1,516	—	4,765
Write-off of prepaid debt issuance costs	(11,811)	—	(11,811)	—
Equity in net loss of CareCentrix	—	(3,307)	—	(2,301)
Tax valuation allowance on OIG legal settlement	—	814	—	1,390
(Loss) income attributable to Gentiva shareholders	(401,884)	8,570	(598,994)	26,796
Add back: Net income attributable to noncontrolling interests	62	260	487	884
Net (loss) income	$(401,822)	$8,830	$(598,507)	$27,680

Adjusted (loss) income attributable to Gentiva shareholders per diluted share	$(0.14)	$0.31	$0.42	$1.23
Cost savings, restructuring, legal settlement and acquisition and integration costs (4)	(0.46)	—	(0.56)	(0.11)
Goodwill, intangibles and other long-lived asset impairment (5)	(10.45)	—	(18.17)	(0.37)
Impact of closed locations	(0.07)	—	(0.07)	—
Gain on sale of businesses (6)	—	0.05	—	0.16
Write-off of prepaid debt issuance costs	(0.34)	—	(0.37)	—
Equity in net loss of CareCentrix	—	(0.11)	—	(0.08)
Tax valuation allowance on OIG legal settlement	—	0.03	—	0.04
(Loss) income attributable to Gentiva shareholders per diluted share	(11.46)	0.28	(18.75)	0.87
Add back: Net income attributable to noncontrolling interests	—	0.01	0.02	0.03
Net (loss) income per diluted share	$(11.46)	$0.29	$(18.73)	$0.90

Operating Metrics	4th Quarter		Fiscal Year
	2013	2012	2013	2012
Home Health
Episodic admissions	52,300	49,300	199,000	198,000
Total episodes	79,300	71,900	293,200	287,800
Episodes per admission	1.52	1.46	1.47	1.45
Revenue per episode	$2,850	$2,920	$2,890	$2,900

Hospice
Admissions	13,000	12,600	50,500	51,500
Average daily census	13,500	13,200	12,900	13,600
Patient days (in thousands)	1,243	1,213	4,711	4,959
Revenue per patient day (a)	$145	$155	$152	$154
Length of stay at discharge (in days)	107	105	100	96
Services by patient type:
Routine	98%	98%	98%	98%
General Inpatient & Other	2%	2%	2%	2%

Community Care
Billed hours (in thousands)	3,600	—	3,600	—
Revenue per hour	$13	$—	$13	$—
(a) Revenue per patient day for Q4, 2013, includes approximately $6.9 million of hospice billing revenue adjustments. Excluding this adjustment, the revenue per patient day would be $151.

Notes:

1.	The comparability between reporting periods has been affected by the following items:
a.    The Company completed several acquisitions, including the Harden transaction on October 18, 2013, and closed a significant number of branch operations, affecting the reporting periods presented. As a result of these activities, the Company’s net revenues comparisons were positively impacted for both the fourth quarter and full-year 2013 by approximately $91 million as compared to the corresponding periods of 2012.

2.
The Company’s senior management evaluates performance and allocates resources based on operating contributions of the operating segments, which exclude corporate expenses, depreciation, amortization, interest income, and interest expense and other, but includes revenue and all other costs directly attributable to the specific segment.

3.
Adjusted EBITDA, a non-GAAP financial measure, is defined as income before interest expense and other (net of interest income), income taxes, depreciation and amortization and excluding charges relating to (i) cost savings, restructuring, legal settlements, and acquisition and integration activities, (ii) EBITDA impact of closed locations, (iii) goodwill, intangibles and other long-lived asset impairment and (iv) gain on sale of businesses. Management uses Adjusted EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. Adjusted EBITDA should not be considered in isolation or as a substitute for income from continuing operations, net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Since Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies.

Adjusted income attributable to Gentiva shareholders is defined as Adjusted EBITDA attributable to Gentiva shareholders, excluding (i) tax reserves relating to the OIG settlement, (ii) equity in net loss of CareCentrix and (iii) write-off of prepaid debt issuance costs.

4.
Operating contribution and EBITDA included charges relating to cost savings initiatives, legal settlements and acquisition and integration activities of $25.0 million and $27.5 million for the fourth quarter and full year 2013, respectively. For the fourth quarter and full year 2012, the Company recorded charges of $0.2 million and $5.7 million, respectively.

For the fourth quarter and full year 2013, the Company recorded charges associated with cost savings initiatives of $8.5 million and $8.7 million, respectively. For the fourth quarter and full year 2013, acquisition and integration activities of $16.5 million and $18.8 million, respectively, primarily related to the Company's acquisition of Harden. These costs consisted of legal, accounting and other professional fees and expenses.
For the fourth quarter and full year 2012, the Company recorded charges associated with cost savings initiatives of $0.2 million and $1.7 million, respectively. For the full year 2012, the Company recorded legal settlement reserves of $5.0 million, associated with the tentative settlement of the Wilkie wage and hour lawsuit, partially offset by a reduction in cost savings charges of $1.0 million, primarily relating to favorable lease settlements associated with the Company's branch closures.
These charges were reflected as follows for segment reporting purposes (dollars in millions):

	4th Quarter		Fiscal Year
	2013	2012	2013	2012
Home Health	$3.2	$—	$3.3	$5.6
Hospice	7.6	0.3	8.2	0.4
Community Care	—	—	—	—
Corporate expenses	14.2	(0.1)	16.0	(0.3)
Total	$25.0	$0.2	$27.5	$5.7

5.
During the full year 2013, the Company recorded non-cash charges of $610.4 million related to goodwill, intangibles and other long-lived assets. The Company performed its annual impairment test as of December 31, 2013 for its Home Health, Hospice and Community Care reporting units. Based on this assessment, for the year ended December 31, 2013, the Company recorded a non-cash impairment charge associated with its Hospice reporting unit of approximately $386.1 million.

At March 31, 2013, the Company performed an interim impairment test of its Hospice reporting unit due to lower than expected average daily census and higher than expected discharge rates during the quarter. Based on the results of the interim impairment test, the Company recorded a non-cash impairment charge relating to goodwill of approximately $220.8 million. As part of that analysis, the Company reviewed the valuation of its owned real estate utilized in the Hospice business. The analysis indicated that two of the Company's hospice inpatient units had estimated fair values lower than their carrying values and, as such, the Company recorded a non-cash impairment charge of approximately $1.9 million.
In addition, the Company conducted an evaluation of the various systems used to support its field operations. In connection with that review, the Company made a strategic decision to replace its business intelligence software platform and, as such, recorded a non-cash impairment charge, related to developed software, of approximately $1.6 million.
During the third quarter of 2012, the Company initiated an effort to re-brand all of its branch operations under the single Gentiva name. In connection with this re-branding effort, the Company recorded a $19.1 million non-cash write-off of existing trade name balances for the year 2012.

6.
During the fourth quarter of 2012, the Company completed the sale of its Phoenix area hospice operations to Banner Health, an Arizona non-profit corporation, pursuant to an asset purchase agreement for cash consideration of $3.5 million.

During the second quarter of 2012, the Company completed the sale of eight home health branches and four hospice branches in Louisiana, pursuant to an asset purchase agreement, for total consideration of approximately $6.4 million. The Company received proceeds of approximately $5.9 million for the full year 2012 and established a receivable of approximately $0.5 million, which the Company received during the second quarter of 2013.
Effective May 31, 2012, the Company completed the sale of its Gentiva consulting business to MP Healthcare Partners, LLC pursuant to an asset purchase agreement, for cash consideration of approximately $0.3 million.
In connection with the sales, the Company recorded a gain on sale of businesses of approximately $2.6 million and $8.0 million for the fourth quarter and full year 2012, respectively.

7.
Interest expense and other for the year 2013 and 2012 included charges of approximately $19.1 million and $0.5 million, respectively, relating to the write-off of deferred debt issuance costs and fees associated with the Company entering a new credit agreement, dated October 18, 2013 and for the 2012 period, write-off of deferred debt issuance costs related to Amendment No. 3 to the Company's former credit agreement.

8.
The Company’s effective tax rate was a tax benefit of 9.5% and 6.2% for the fourth quarter and full year 2013, respectively, as compared to a tax provision of 34.4% and 36.5% for the fourth quarter and full year 2012, respectively. The Company's effective tax rate for adjusted income from continuing operations was a tax provision of 41.0% and 41.3% for the fourth quarter and full year 2013, respectively, as compared to 38.4% and 39.8% for the fourth quarter and full year 2013, respectively.

Forward-Looking Statements
Certain statements contained in this news release, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "assumes," "trends" and similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company's current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; the impact on our Company of healthcare reform legislation and its implementation through governmental regulations; legislative proposals for healthcare reform; changes in Medicare, Medicaid and commercial payer reimbursement levels; the outcome of any inquiries into the Company’s operations and business practices by governmental authorities; compliance with any corporate integrity agreement affecting the Company's operations; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; ability to access capital markets; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to severe weather conditions, natural disasters, pandemic outbreaks, terrorist acts or cyber-attacks; availability, effectiveness, stability and security of the Company's information technology systems; ability to successfully integrate the operations of acquisitions the Company may make and achieve expected synergies and operational efficiencies within expected time-frames; ability to maintain compliance with its financial covenants under the Company’s credit agreement; effect on liquidity of the Company's debt service requirements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company's various filings with the Securities and Exchange Commission, including the "Risk Factors" section contained in the Company's annual report on Form 10-K for the year ended December 31, 2012.
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